Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

GREEN THUMB INDUSTRIES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Subordinate Voting Shares, no par value	Rule 457(c)	5,651,061 (1)	$13.70 (2)	$77,419,535 (2)	0.00014760	$11,427.12 (3)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	$77,419,535	—	$11,427.12	—	—	—	—

	Total Fees Previously Paid				—	—	—	—	—	—	—	—

	Total Fee Offsets				—	—	—	$9,345.54	—	—	—	—

	Net Fee Due				—	—	—	$2,081.58	—	—	—	—

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)

Fee Offset Claims	Green Thumb Industries Inc.	424(b)(7)	333-254745	January 28, 2022		$9,345.54 (4)	Equity	Subordinate Voting Shares, no par value	(4)	$100,814,928.24

Fee Offset Sources	Green Thumb Industries Inc.	424(b)(7)	333-254745		January 28, 2022						$9,345.54 (4)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Subordinate Voting Shares being registered hereunder shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of Green Thumb Industries Inc.’s outstanding Subordinate Voting Shares (the “Subordinate Voting Shares”).

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales price of the Registrant’s Subordinate Voting Shares as reported on the OTCQX Best Market on March 22, 2024.

(3)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying .0001476 and the proposed maximum aggregate offering price.

(4)

The Registrant previously paid a filing fee of $9,345.54 in connection with the registration of 5,651,061 Subordinate Voting Shares that were registered under the Registrant’s prospectus supplement pursuant to Rule 424(b)(7) filed on January 28, 2022 (the “Resale Prospectus”) to the Registrant’s registration statement on Form S-3 (File No. 333-254745) filed on March 26, 2021, and which has been terminated prior to the date of this prospectus supplement to the Registrant’s registration statement. Pursuant to Rule 457(p), the filing fee currently due hereunder may be offset against the $9,345.54 filing fee associated with the $100,814,928.24 maximum aggregate offering price of unsold securities under the Resale Prospectus.